Exhibit 99.1

Bank of the James Announces Fourth Quarter,  Full Year of 2024

Financial Results and Declaration of Dividend

Loan Growth, Deposit Expansion, High Asset Quality

LYNCHBURG, VA, January 31, 2025 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three month and 12 month periods ended December 31,  2024. The Bank serves Region 2000 (the greater Lynchburg MSA) and the Blacksburg, Buchanan, Charlottesville, Harrisonburg, Lexington, Nellysford, Roanoke, and Wytheville, Virginia markets.

Net income for the three months ended December 31, 2024 was $1.62 million or $0.36 per basic and diluted share compared with $2.11 million or $0.45 per basic and diluted share for the three months ended December 31, 2023. Net income for the 12 months ended December 31, 2024 was $7.94 million or $1.75 per share compared with $8.70 million or $1.91 per share for the year 12 months ended December 31, 2023.

Robert R. Chapman III, CEO of the Bank, commented: “Our Company delivered another year of high-quality earnings driven by a wide range of banking products, services, and investment management. These diversified sources of revenue were supported by a large regional market and broad base of commercial and retail clients, enabling the Company and the Bank to record strong financial performance and grow shareholder value in a year that presented its share of economic changes and challenges.

“With a more stable interest rate environment, we made new loans and repriced existing loans to accurately reflect prevailing rates, which generated a positive trend in yields on earning assets. We began to slow the rate of interest expense increases that have characterized the past three years. Although margins continue to experience pressure, there was net interest margin expansion beginning in the second half of 2024 – a positive trend that we anticipate will continue in coming quarters.

“Noninterest income was an important component of earnings that included fee income from commercial treasury management, wealth management  through PWW,  gains on the sale of originated residential mortgages, card services and more. Led by healthy growth in these activities, noninterest income in 2024 rose 18% from a year earlier.

“Total loans, net, increased 6% in 2024, with commercial real estate loan growth leading the way. Commercial & industrial and commercial construction loan portfolios grew moderately year-over-year.  Residential mortgages increased 6% as we continued our practice of selling most originated mortgages to the secondary market. Our mortgage lending team did an outstanding job of maintaining our Bank’s leadership as a premier mortgage originator in the markets we serve.

“Key to generating consistent, predictable earnings is maintaining high levels of loan quality through credit management.  Measures such as asset quality ratios, total nonperforming loans, and provisioning for credit losses continue reflect exceptional credit management. Our credit management team, headed by Chief Credit Officer Chip Umberger, continue to do outstanding work ensuring loan quality.

“Total deposits increased in 2024 compared with 2023. We  remain focused on growing deposits from commercial and retail customers, particularly core deposits, and building this important source of funding for loans and providing liquidity. During the year, we opened strategic locations in Buchanan and Nellysford, Virginia, further expanding the Bank’s deposit-gathering capabilities and value to customers.

“We provided meaningful value to our shareholders in 2024.  Solid earnings,  strong asset quality and efficient operation contributed to a  consistent, longstanding trend of enhancing the Company’s value to its shareholders. Stockholders’ equity rose 8% from a year earlier, retained earnings increased by more than $6 million, and book value per share rose to $14.28 at December 31, 2024 from $13.21 a year earlier. The Company also paid quarterly cash dividends to shareholders, as it has for many years.

“We believe the Company is well-positioned for the coming year, continuing on  a path of providing superior value to our shareholders, customers and communities.”

Fourth Quarter and Full Year of 2024 Highlights

•

Net income and earnings per share (EPS) in the fourth quarter and full year of 2024 was impacted by higher noninterest expense, which included a $534,000 fee related to the negotiation of a contract with a credit/debit card processor. Over the term of the contract, the Company expects to recognize up to $438,000 in incentive payments from the card processor, and anticipates generating additional long-term benefits and savings of $2.1 million associated with the contract.

•

Total interest income rose 13% to $44.64 million for the full year of 2024 compared with $39.36 million in 2023. The growth primarily reflected commercial loan interest rates,  commercial real estate (CRE) growth, and the addition of higher-rate residential mortgages. The average yield earned on loans, including fees, increased to 5.50% in 2024 compared with 5.05% in 2023.

•

Net interest income after provision for (recovery of) credit losses in the full year of 2024 was $29.89 million compared with $29.92 million for the full year of 2023. The full year of 2024 reflected loan loss recoveries driven by strong asset quality, and the impact of elevated interest expense.

•

Net interest margin in the fourth quarter of 2024 was 3.18%, trending up from 3.16% in the third quarter and 3.02% in the second quarter of 2024, reflecting continuing margin expansion.  Net interest margin for the full year of 2024 was 3.11% compared with 3.29% in 2023. Interest spread for the full year of 2024 was 2.78% compared with 3.06% a year earlier.

•

Total noninterest income for the full year of 2024 was $15.14 million, up 17.64% from $12.87 million a year earlier. Growth primarily reflected gains on sale of loans held for sale, fee income generated by commercial treasury services and residential mortgage originations, and wealth management fee income from PWW, which contributed $0.34 per share to earnings in 2024.

•	Loans, net of the allowance for credit losses, increased 6% to $636.55 million at December 31, 2024 compared with $601.92 million at December 31, 2023.
•	Commercial real estate loans (owner occupied and non-owner occupied) grew 9% to $335.53 million at December 31, 2024 from $306.86 million a year earlier.
•	Measures of asset quality included a ratio of nonperforming loans to total loans of 0.25% at December 31, 2024, low levels of nonperforming loans, and zero other real estate owned (OREO).
•	Total assets were $979.24 million at December 31, 2024 compared with $969.37 million at December 31, 2023.
•	Total deposits were $882.40 million at December 31, 2024, up from $878.46 million at December 31, 2023.

•

Shareholder value measures included 8% growth in stockholders’ equity at December 31, 2024 from a year earlier, retained earnings of $42.80 million, up from $36.68 million a year earlier, and a  book value per share of $14.28 compared with $13.21 at December 31, 2023.

•	On January 21, 2025 the Company’s board of directors approved a quarterly dividend of $0.10 per common share to stockholders of record as of March 7, 2025, to be paid on March 21, 2025.

Fourth Quarter,  Full Year of 2024 Operational Review

Net interest income after provision for (recovery of) credit losses for the fourth quarter of 2024 was $7.76 million compared to net interest income after provision for credit losses of $7.29 million a year earlier. In the full year of 2024, net interest income after recovery of credit losses was $29.89 million compared with $29.92 a year earlier. The credit loss recovery in the full year of 2024 was $655,000 compared with  $179,000 in the full year of 2023.

Total interest income increased to $11.64 million in the fourth quarter of 2024 compared with $10.54  million a year earlier.  The full year of 2024 total interest income was  $44.64 million, up from $39.36 million in the full year of 2023. The year-over-year increases primarily reflected upward rate adjustments to variable rate commercial loans and new loans reflecting the prevailing rate environment.

During 2024, investment portfolio management and appropriate rate increases on loans contributed to year-over-year growth in yields on total earning assets, which were 4.75% in 2024 compared with 4.36% in 2023.

Total interest expense in the fourth quarter of 2024 was $3.95 million and $15.41 million for the full year of 2024,  increasing 25.44% and 60.12% from $3.15 and $9.62 in the comparable periods of 2023. The increase primarily reflects higher deposit rates commensurate with the prevailing interest rate environment, and also more interest-bearing deposits.

A stabilizing interest rate environment contributed to some margin pressure relief, particularly in the second half of 2024. For the full year of 2024, the net interest margin was 3.11% compared with 3.29% a year earlier, while interest spread was 2.78% for the full year of 2024, compared with 3.06% a year earlier.

Noninterest income in the fourth quarter of 2024 rose 20% to $3.82 million compared with $3.18 million in the fourth quarter of 2023.  For the full year of 2024, noninterest income was up 18% to $15.14 million from $12.87 million in 2023.

Noninterest income in 2024 included income contributions from debit card activity, a write-up on an investment in an SBIC fund, commercial treasury services, and the mortgage division.  Strong contributions from wealth management fees, primarily generated by PWW, were $4.84 million in 2024, up from $4.20 million a year earlier.  Steady activity in residential mortgage originations throughout 2024 was reflected in gains on sale of loans held for sale of $4.49 million compared with $3.94 million a year earlier.

Noninterest expense in the fourth quarter of $9.50 million compared with $8.42 million in the fourth quarter of 2023. Noninterest expense for the full year of 2024 was $35.11 million compared with $32.51 million for the full year of 2023. As previously noted, noninterest expense was impacted by a one-time payment to a consultant that helped negotiate a contract with a debit card provider, recorded in the fourth quarter of 2024. We will recognize incentive payments and cost savings from the underlying contract in subsequent quarters. Diligent expense management, judicious personnel expenses related to new locations, and accrual of year-end employee compensation throughout the year contributed to stable year-over-year salaries and employee benefits costs in the fourth quarter and full year of 2024.

Balance Sheet:  Strong Cash Position, High Asset Quality

Total assets were $979.24 million at December 31, 2024 compared with $969.37 million at December 31, 2023, with the increase primarily reflecting loan growth.

Loans, net of allowance for credit losses, were $636.55 million at December 31, 2024 compared with $601.92 million at December 31, 2023, primarily reflecting growth of commercial real estate loans and stability in other loan categories.

Commercial real estate loans (owner-occupied and non-owner occupied and excluding construction loans) were $335.53 million at December 31, 2024 compared with $306.86 million at December 31, 2023,  reflecting new loans and a decreasing rate of loan payoffs. Of this amount, commercial real estate (non-owner occupied) was approximately $195.09 million and commercial real estate (owner occupied) was $140.44 million. The Bank closely monitors  concentrations in these segments, and has no commercial real estate loans secured by large office buildings in large metropolitan city centers.

Commercial construction/land loans and residential construction/land loans were $50.04 million at December 31,  2024 compared with $50.28 million at December 31, 2023.  The Company continued experiencing positive activity and health in commercial and residential construction projects. Commercial and industrial loans were $66.42 million at December 31, 2024 compared with $65.32 million at December 31, 2023, reflecting a continuing trend of stability in this loan segment.

Residential mortgage loans that we intend to keep on the balance sheet were $113.30 million at December 31, 2024 compared with $106.99 million at December 31, 2023.  Growth of these retained mortgages has been minimal, as the Bank has continued to focus on selling the majority of originated mortgage loans to the secondary market. Consumer loans (open-end and closed-end) were $78.31 million at December 31, 2024 compared with $76.52 million at December 31, 2023.

Ongoing high asset quality continues to have a positive impact on the Company’s financial performance. The ratio of nonperforming loans to total loans at December 31, 2024 was 0.25%  compared with 0.06% at December 31, 2023.  The allowance for credit losses on loans to total loans was 1.09% at December 31,  2024 compared with 1.22%  on December 31, 2023. Total nonperforming loans were $1.64 million at December 31, 2024. As a result of having no OREO, total nonperforming assets were the same as total nonperforming loans.

Total deposits were $882.40 million at December 31, 2024, compared with $878.46 million at December 31, 2023. Noninterest bearing demand deposits,  NOW, money market and savings were down moderately compared with 2023 and time deposits increased. At both December 31, 2024 and December 31, 2023, the Bank had no brokered deposits.

Key measures of shareholder value were positive. Stockholders’ equity increased 8%  to $64.87 million at December 31, 2024 from $60.04 million a year earlier. Retained earnings increased to $42.80 million at December 31, 2024 compared with $36.68 million a year earlier. Book value per share was $14.28 compared with $13.21 at December 31, 2023,  but down from $15.15 at September 30, 2024, in part reflecting quarterly fluctuations in required fair market valuations of the Company’s available-for-sale investment portfolio.

Some balance sheet measures are impacted by interest rate fluctuations and fair market valuation measurements in the Company’s  available-for-sale securities portfolio and are reflected in accumulated other comprehensive loss.  These mark-to-market losses are excluded when calculating the Bank’s regulatory capital ratios.  The available-for-sale securities portfolio is composed primarily of securities with explicit or implicit government guarantees, including U.S. Treasuries and U.S. agency obligations, and other highly-rated debt instruments. The Company does not expect to realize the unrealized losses as it has the intent and ability to hold the securities until their recovery, which may be at maturity.

Management continues to diligently monitor the creditworthiness of the issuers of the debt instruments within its securities portfolio.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Buchanan, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Nellysford, Roanoke, Rustburg,  and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates,  changes in the value of real estate securing loans made by the Bank as well as geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

FINANCIAL RESULTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
Assets	12/31/2024	12/31/2023
Cash and due from banks	$23,287	$25,613
Federal funds sold	50,022	49,225
Total cash and cash equivalents	73,309	74,838

Securities held-to-maturity (fair value of $3,170 and $3,231 as of December 31, 2024 and 2023)	3,606	3,622
Securities available-for-sale, at fair value	187,916	216,510
Restricted stock, at cost	1,821	1,541
Loans, net of allowance for credit losses of $7,044 and $7,412 as of December 31, 2024 and 2023	636,552	601,921
Loans held for sale	3,616	1,258
Premises and equipment, net	19,313	18,141
Interest receivable	3,065	2,835
Cash value - bank owned life insurance	22,907	21,586
Customer relationship Intangible	6,725	7,285
Goodwill	2,054	2,054
Income taxes receivable	-	128
Deferred tax asset	8,936	8,206
Other assets	9,424	9,446
Total assets	$979,244	$969,371

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing demand	$129,692	$134,275
NOW, money market and savings	522,208	538,229
Time	230,504	205,955
Total deposits	882,404	878,459

Capital notes, net	10,048	10,042
Other borrowings	9,300	9,890
Income taxes payable	86	-
Interest payable	722	480
Other liabilities	11,819	10,461
Total liabilities	$914,379	$909,332

Stockholders' equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding
4,543,338 as of December 31, 2024 and 2023	9,723	9,723
Additional paid-in-capital	35,253	35,253
Accumulated other comprehensive (loss)	(22,915)	(21,615)

Retained earnings	42,804	36,678
Total stockholders' equity	$64,865	$60,039

Total liabilities and stockholders' equity	$979,244	$969,371

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Year Ended
	Ended December 31,
Interest Income	2024	2023
Loans	$34,505	$31,378
Securities
US Government and agency obligations	1,471	1,273
Mortgage-backed securities	2,381	1,899
Municipals	1,244	1,212
Dividends	95	82
Corporates	543	560
Interest bearing deposits	775	496
Federal Funds sold	3,629	2,462
Total interest income	44,643	39,362

Interest Expense
Deposits
NOW, money market savings	5,455	2,984
Time Deposits	9,173	5,796
FHLB borrowings	-	31
Finance leases	76	86
Other borrowings	376	398
Capital notes	327	327
Total interest expense	15,407	9,622

Net interest income	29,236	29,740

Recovery of credit losses	(655)	(179)

Net interest income after recovery of credit losses	29,891	29,919

Noninterest income
Gains on sale of loans held for sale	4,494	3,938
Service charges, fees and commissions	4,003	3,901
Wealth management fees	4,843	4,197
Life insurance income	721	548
Other	1,014	283
Gain on sales of available-for-sale securities	62	-

Total noninterest income	15,137	12,867

Noninterest expenses
Salaries and employee benefits	19,294	18,311
Occupancy	1,964	1,819

Equipment	2,499	2,416
Supplies	542	530
Professional, data processing, and other outside expense	6,528	5,296
Marketing	768	919
Credit expense	816	805
Other real estate expenses, net	-	40
FDIC insurance expense	441	419
Amortization of intangibles	560	560
Other	1,693	1,392
Total noninterest expenses	35,105	32,507

Income before income taxes	9,923	10,279

Income tax expense	1,979	1,575

Net Income	$7,944	$8,704

Weighted average shares outstanding - basic and diluted	4,543,338	4,562,374

Net income per common share - basic and diluted	$1.75	$1.91

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Dec 31, 2024	Three months ending Dec 31, 2023	Change	Year to date Dec 31, 2024	Year to date Dec 31, 2023	Change
Interest income	$11,636	$10,538	10.42%	$44,643	$39,362	13.42%
Interest expense	3,950	3,149	25.44%	15,407	9,622	60.12%
Net interest income	7,686	7,389	4.02%	29,236	29,740	-1.69%
Provision for (recovery of) credit losses	(71)	99	-171.72%	(655)	(179)	265.92%
Noninterest income	3,816	3,178	20.08%	15,137	12,867	17.64%
Noninterest expense	9,503	8,416	12.92%	35,105	32,507	7.99%
Income taxes	452	(56)	-907.14%	1,979	1,575	25.65%
Net income	1,618	2,108	-23.24%	7,944	8,704	-8.73%
Weighted average shares outstanding - basic and diluted	4,543,338	4,543,338	-	4,543,338	4,562,374	(19,036)
Basic and diluted net income per share	$0.36	$0.45	$(0.09)	$1.75	$1.91	$(0.16)

Balance Sheet at period end:	Dec 31, 2024	Dec 31, 2023	Change	Dec 31, 2023	Dec 31, 2022	Change
Loans, net	$636,552	$601,921	5.75%	$601,921	$605,366	-0.57%
Loans held for sale	3,616	1,258	187.44%	1,258	2,423	-48.08%
Total securities	191,522	220,132	-13.00%	220,132	189,426	16.21%
Total deposits	882,404	878,459	0.45%	878,459	848,138	3.58%
Stockholders' equity	64,865	60,039	8.04%	60,039	50,226	19.54%
Total assets	979,244	969,371	1.02%	969,371	928,571	4.39%
Shares outstanding	4,543,338	4,543,338	-	4,543,338	4,628,657	(85,319)
Book value per share	$14.28	$13.21	$1.07	$13.21	$10.85	$2.36

Daily averages:	Three months ending Dec 31, 2024	Three months ending Dec 31, 2023	Change	Year to date Dec 31, 2024	Year to date Dec 31, 2023	Change
Loans	$642,197	$609,800	5.31%	$623,769	$616,047	1.25%
Loans held for sale	3,612	3,406	6.05%	3,494	3,512	-0.51%
Total securities (book value)	218,680	236,267	-7.44%	232,992	226,637	2.80%
Total deposits	920,655	882,277	4.35%	901,449	867,269	3.94%
Stockholders' equity	68,563	50,097	36.86%	62,575	50,977	22.75%
Interest earning assets	963,217	921,665	4.51%	939,900	903,491	4.03%
Interest bearing liabilities	801,812	753,144	6.46%	783,003	738,335	6.05%
Total assets	1,021,547	963,511	6.02%	995,738	950,276	4.78%

Financial Ratios:	Three months ending Dec 31, 2024	Three months ending Dec 31, 2023	Change	Year to date Dec 31, 2024	Year to date Dec 31, 2023	Change
Return on average assets	0.63%	0.87%	(0.24)	0.80%	0.92%	(0.12)
Return on average equity	9.39%	16.69%	(7.30)	12.70%	17.07%	(4.37)
Net interest margin	3.18%	3.18%	-	3.11%	3.29%	(0.18)
Efficiency ratio	82.62%	79.64%	2.98	79.11%	76.29%	2.82
Average equity to average assets	6.71%	5.20%	1.51	6.28%	5.36%	0.92

Allowance for credit losses:	Three months ending Dec 31, 2024	Three months ending Dec 31, 2023	Change	Year to date Dec 31, 2024	Year to date Dec 31, 2023	Change
Beginning balance	$7,078	$7,320	-3.31%	$7,412	$6,259	18.42%
Retained earnings adjustment related to impact of adoption of ASU 2016-13	-	-	N/A	-	1,245	-100.00%
Provision for (recovery of) credit losses*	(39)	123	-131.71%	(533)	(65)	720.00%
Charge-offs	-	(40)	-100.00%	(84)	(236)	-64.41%
Recoveries	5	9	-44.44%	249	209	19.14%
Ending balance	7,044	7,412	-4.96%	7,044	7,412	-4.96%

* does not include provision for or recovery of unfunded loan commitment liability

Nonperforming assets:	Dec 31, 2024	Dec 31, 2023	Change	Dec 31, 2023	Dec 31, 2022	Change
Total nonperforming loans	$1,640	$391	319.44%	$391	$633	-38.23%
Other real estate owned	-	-	N/A	-	566	-100.00%
Total nonperforming assets	1,640	391	319.44%	391	1,199	-67.39%

Asset quality ratios:	Dec 31, 2024	Dec 31, 2023	Change	Dec 31, 2023	Dec 31, 2022	Change
Nonperforming loans to total loans	0.25%	0.06%	0.19	0.06%	0.10%	(0.04)
Allowance for credit losses for loans to total loans	1.09%	1.22%	(0.12)	1.22%	1.02%	0.19
Allowance for credit losses for loans to nonperforming loans	429.51%	1895.65%	(1,466.14)	1895.65%	988.78%	906.87